Exhibit 10.116

AGREEMENT

This Agreement (“Agreement”) is by and between Steven J. Ross (“Ross”) and National Investment Managers Inc. (the “Company”), effective as of March 7, 2011.

WHEREAS, the Company has entered into Voting Agreements pursuant to which the shareholders of the Company signatory thereto have, among other things, agreed to vote their shares in favor of a sale of the Company provided the sale proceeds distributable to the Company’s shareholders equal or exceed Eight Million Dollars ($8,000,000);

WHEREAS, the Company anticipates that it will be signing a definitive merger agreement (the “Merger Agreement”) with Stonehenge Partners, Inc. (“Stonehenge”) pursuant to which the Company will be acquired by a subsidiary of Stonehenge for a purchase price of $42.5 million, subject to certain adjustments (the “Transaction”), which Transaction would constitute a “Change of Control” as that term is defined in the Employment Agreement between the Company and Ross dated November 30, 2007, as amended on August 12, 2010 (the “Employment Agreement”) (a “Change of Control” under the Employment Agreement is referred to hereinafter as an “Employment Agreement Change of Control”);

WHEREAS, the Company projects that there may be a shortfall in the total available cash proceeds required to satisfy the Company's outstanding debt and other liabilities upon consummation of the Transaction  and meet the Eight Million Dollars ($8,000,000) minimum distribution to the Company's shareholders (the “Transaction Funding Gap”);

WHEREAS, in order to ensure that upon consummation of the Transaction such proceeds are sufficient to satisfy such Company debt and other liabilities and meet the Eight Million Dollar ($8,000,000) minimum distribution to shareholders, several interested parties have agreed to accept a lesser dollar amount than they would otherwise be entitled upon consummation of the Transaction in full satisfaction of the amounts due and payable to such parties;

WHEREAS, Ross has agreed to help eliminate the Transaction Funding Gap by reducing the amount otherwise due and payable to Ross upon an Employment Agreement Change of Control pursuant to Section 11(f) of the Employment Agreement (the “Employment Agreement Change of Control Payment”);

WHEREAS, in consideration for Ross’ agreement to reduce the Employment Agreement Change of Control Payment and his contribution and efforts to the Company related to the recapitalization process and the Transaction, the Company has agreed to make a payment to Ross, subject to the conditions specified below, in the event the Transaction or other sale of the Company is consummated after the Employment Agreement expires on March 31, 2011;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ross and the Company hereby agree as follows:

Exhibit 10.116

1.           Employment Agreement Expires March 31, 2011.  Ross hereby acknowledges that the Employment Agreement expires on March 31, 2011 in accordance with its terms and that nothing in this Agreement shall be deemed to extend the term of the Employment Agreement beyond such date.

2.           Ross Funding Gap Contribution.  The Company and Ross have executed a letter agreement dated March 3, 2011, a copy of which is attached hereto as Annex A (the “Ross Funding Gap Contribution Letter”), pursuant to which Ross has agreed to help eliminate the Transaction Funding Gap by accepting a reduced Employment Agreement Change of Control Payment in full settlement and satisfaction of the Company’s obligation to make the Employment Agreement Change of Control Payment in connection with the Transaction. The amount by which such payment shall be reduced is set forth in the Ross Funding Gap Contribution Letter.

3.           Post-Employment Agreement Change of Control Payment.

3.1          “Post-Employment Agreement Change of Control” shall be deemed to have occurred if, at any time after March 31, 2011 but on or before June 30, 2011, any of the following occurs:

(a)           any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13D-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of all of  the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances;

(b)           the consolidation of the Company with or merger of the Company with or into another person; or

(c)           the sale, exchange, or transfer of all or substantially all of the assets of the Company;

provided, however, that none of the transactions described in clauses (a) - (d) above shall be deemed a Post-Employment Agreement Change of Control if such transaction is consummated subsequent to a filing (whether voluntary or involuntary) of a petition in bankruptcy pursuant to Chapter 11 of the United States Bankruptcy Code.

3.2          In consideration for Ross’ contribution to eliminating the Transaction Funding Gap, the Company hereby agrees that upon consummation of a transaction constituting a Post-Employment Agreement Change of Control, Ross shall be entitled to a cash payment in the amount of Five Hundred Thousand Dollars ($500,000), and such payment shall be made to Ross on the date such transaction is so consummated; provided, however, that no such payment shall be due or payable hereunder unless the transaction constituting a Post-Employment Agreement Change of Control results in a distribution (after payment of the Company’s outstanding debt and other liabilities) of cash proceeds of not less than Eight Million Dollars ($8,000,000) to the holders of the Company’s capital stock .

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Exhibit 10.116

4.           Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other parties shall be a beneficiary hereunder.  Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated except by a written instrument signed by the party against whom enforcement the change, waiver, discharge or termination is sought.

5.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.  Signatures delivered by facsimile transmission shall have the same force and effect as original signatures delivered in person.

Signature page to follow.

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Exhibit 10.116

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title:

Steven J. Ross

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Exhibit 10.116

Annex A

Exhibit 10.116

March 3, 2011

Mr. Steven J. Ross
7 Canyon Rim
Newport Coast, CA 92657

Re:        Proposed Stonehenge Transaction/Funding Gap

Dear Steve:

National Investment Managers Inc. (the “Company”) has entered into Voting Agreements pursuant to which the shareholders signatory thereto have, among other things, agreed to vote their shares in favor of a sale of the Company provided the sale proceeds distributable to the Company’s shareholders equal or exceed $8 million.  The Voting Agreements remain in full force and effect.  The Company now anticipates that it will be signing a definitive merger agreement with Stonehenge Partners, Inc. (“Stonehenge”) pursuant to which the Company will be acquired by a subsidiary of Stonehenge for a purchase price of $42.5 million, subject to certain adjustments (the “Transaction”).  However, the Company projects that there may be a shortfall in the total available cash proceeds required to satisfy the Company's outstanding debt and other liabilities at closing and meet the $8 million minimum distribution to shareholders (the “Funding Gap”).

In order to ensure that the such proceeds are sufficient to satisfy such Company debt and other liabilities and meet the $8 million minimum distribution to shareholders, several interested parties to the Transaction have agreed to contribute to the Company a portion of the cash proceeds to which they are entitled upon closing of the Transaction, which proceeds would instead be used to pay certain liabilities of the Company.

As detailed in Exhibit A to this agreement, one party has agreed to contribute to the Funding Gap on a fixed basis (the “Fixed Contribution”). Further, five (or more) additional parties have agreed (or, in the case of the party or parties to be named, will agree) to contribute to the Funding Gap on a pro rata basis up to predetermined maximum contribution amounts as shown in Exhibit A (the “Variable Contributions”).

You have agreed to contribute (after first giving effect to the Fixed Contribution) 27.59% of the Funding Gap up to a maximum contribution of $200,000 (the “Contribution Amount”).  If deemed necessary by the Company, at closing you would contribute your Contribution Amount to the Company for the express purpose of paying certain liabilities of the Company. You would effect your contribution by accepting  a reduction in the payment otherwise payable to you upon a consummation of the Transaction pursuant to Section 11(f) of the Employment Agreement between the Company and you dated November 30, 2007, as amended on August 12, 2010, such payment to be reduced by the amount of your Contribution Amount. This agreement is subject to all parties in Exhibit A, including a party or parties to be named who will contribute (after first giving effect to the Fixed Contribution) 6.90% of the Funding Gap up to a maximum contribution of $50,000, executing and delivering letters or other documentation confirming their commitments to contribute their variable or fixed contribution to the Funding Gap.

Steven J. Ross
March 3, 2011

By way of illustration, if the Funding Gap is $650,000, your Contribution Amount would be $179,335.  Accordingly, at closing you would contribute to the Company $179,335 out of the proceeds otherwise payable to you for the express purpose of paying certain liabilities of the Company.

As an alternative to the above-described party or parties to be named making one or more Variable Contributions, such party or parties may instead make one or more fixed contributions in the aggregate amount of $50,000 (which contribution or contributions shall be evidenced by a letter or other documentation signed by such party or parties), in which event such aggregate contribution or contributions shall be added to the Fixed Contribution and the proportional contributions of the four parties making Variable Contributions shall be adjusted accordingly, as detailed in Exhibit B.

By signing below, you agree to make your Contribution Amount as provided herein.

Sincerely,

National Investment Managers Inc.

By:

Title:

Agreed to and Accepted:

Steven J. Ross

Exhibit 10.116

Exhibit A

Exhibit A
Schedule of Fixed and Variable Contributions

Fixed Contributions

Entity	Stated Commitment
Citizens Bank	$50,000

Total Fixed Contributions	$50,000

Variable Contribution

Entity	Maximum Commitment	Pro Rata Percentage
Coghill Capital Management	$100,000	13.79%
Steven Ross (CEO NIVM)	$200,000	27.59%
Camofi	$75,000	10.34%
Woodside	$300,000	41.38%
To Be Named	$50,000	6.90%

Total Variable Contributions	$725,000	100.00%

Exhibit 10.116

Exhibit B

Exhibit B
Schedule of Fixed and Variable Contributions

Fixed Contributions

Entity	Stated Commitment
Citizens Bank	$50,000
To Be Named	$50,000

Total Fixed Contributions	$100,000

Variable Contribution

Entity	Maximum Commitment	Pro Rata Percentage
Coghill Capital Management	$100,000	14.81%
Steven Ross (CEO NIVM)	$200,000	29.63%
Camofi	$75,000	11.11%
Woodside	$300,000	44.44%

Total Variable Contributions	$675,000	100.00%